Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-166304) of SunGard Data Systems Inc., Form S-8 (No. 333-163309) of SunGard Capital Corp. and Form S-8 (No. 333-163311) of SunGard Capital Corp. II of our reports dated March 1, 2011 relating to the financial statements which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 1, 2011